Exhibit 4.17

OFFICIAL

HM Treasury

1 Horse Guards Road

London

SW1A2HQ

Attention: Group General Counsel

The Royal Bank of Scotland Group Plc

Gogarburn

Edinburgh

EH12 1HQ

18 September 2017

Dear Sirs,

RE: Revised State Aid Commitment Deed

1      We refer to the Revised State Aid Commitment Deed between you and us dated 9 April 2014 (the “Revised Deed”). Unless otherwise defined in this letter, expressions defined in the Revised Deed and used in this letter have the meaning set out in the Revised Deed.

2      Since the Revised Deed, we have consulted with you in good faith with respect to the replacement of the Revised State Aid Commitments with an alternative package of remedies, as reflected in announcements made by you on 20 February 2017 and 26 July 2017.

3      On the date hereof, the European Commission, in its state aid decision in case number SA.47702 addressed to the Government, approved the revised commitments contained in Schedule 1 to this letter (the “New Commitments”) to replace the Revised State Aid Commitments.

4      The Treasury is bound by the New Commitments by virtue of the European Commission state aid decision in case number SA.47702 dated the date hereof.

5      An independent body (the “Independent Body”) is in the process of being established in order to facilitate and oversee the delivery of the proposals described in the New Commitments and the Independent Body is expected to agree to do all acts and things, including those set out in the draft Framework and State Aid Deed dated 2 August 2017 and submitted to the European Commission on 4 August 2017 (the “Framework Deed”), necessary to ensure that the Treasury is able to comply with the New Commitments.

6      In accordance with clause 16.2 of the Revised Deed, we hereby give notice to replace the Revised State Aid Commitments with the New Commitments with effect from the date of the European Commission’s state aid decision approving the New Commitments (the “Variation Date”). All references to “Revised State Aid Commitments” in the Revised Deed will be read as references to the “New Commitments”.

OFFICIAL

OFFICIAL

7      In addition, we acknowledge and agree that:

7.1  your obligations pursuant to clause 3 of the Revised Deed shall only extend to complying (or procuring compliance) with your obligations under the New Commitments;

7.2  until such time as the Independent Body has been established and has entered into the Frame work Deed, you shall have no obligations in respect of those acts and things that are strictly dependent on the existence of the Independent Body (provided that you shall remain under an obligation to enter into the final form of Framework Deed in due course, subject to it being substantially in the form agreed at the date hereof);

7.3  you shall have no obligations in respect of those acts and things that are obligations of the Independent Body, as set out in the New Commitments, the Framework Deed or any other Package Document (as defined in the Framework Deed); and

7.4  the Revised Deed will be terminated upon the final form of Framework Deed becoming effective in accordance with its terms.

8      Except as set out herein, the Revised Deed shall continue in full force and effect.

9      Clauses 12 to 17, inclusive, of the Revised Deed shall apply to this letter, mutatis mutandis.

IN WITNESS WHEREOF this letter has been executed and delivered as a deed the day and year first before written.

Executed as a deed for and on behalf of
LORD COMMISSIONER OF HER
MAJESTY’S TREASURY
in the presence of:

Witness’s signature:
Name (print):
Occupation:
Address:

Executed as a deed for and on behalf of
LORD COMMISSIONER OF HER
MAJESTY’S TREASURY
in the presence of:

Witness’s signature:
Name (print):
Occupation:
Address:

OFFICIAL

OFFICIAL

Schedule 1

New Commitments

SCHEDULE 1: NEW COMMITMENTS

Case: SA.47702 (2017/C) (ex 2017/N) – United Kingdom: Alternative package to replace the commitment for the Royal Bank of Scotland to divest the Rainbow Business

Replacement Commitments in respect of Royal Bank of Scotland

1.            DEFINITIONS

1.1          “Additional Amount” has the meaning given in Clause 4.6;

1.2          “Alternative Remedies Package” has the meaning given in Clause 3.1;

1.3          “BCA Switch Target Date” has the meaning given in Clause 5.17;

1.4          “BCA Switching” means Incentivised Switching Eligible Customers and/or, if applicable, customers in the Wider Pool, switching their Business Current Account from RBS to an Incentivised Switching Eligible Body;

1.5          “BCA Switching Shortfall Amount” means the sum of £225 million less the aggregate of all payments made to Incentivised Switching Eligible Bodies under an Incentivised Switching Agreement in connection with BCA Switching;

1.6          “BCA Threshold” means £225 million;

1.7          “Branch Access” means the proposal under which RBS or another member of the RBS Group would offer to provide cash and cheque handling services in certain of its RBS and NatWest-branded branches in England, Scotland and Wales to Switched Customers on the terms and subject to the conditions set out in an Inter-Bank Agency Deed;

1.8          “Business Current Account” means an account marketed to businesses rather than individuals, which provides the facility to hold deposits, receive and make payments by cheque and/or debit card, use automated teller machine facilities and make regular payments by direct debit and/or standing order, but does not include (i) an account in which money is held on deposit in a currency other than the official currency of the United Kingdom; or (ii) an account in which credit funds are held and offset against mortgage debt or a loan (other than an overdraft facility);

1.9          “Capability and Innovation Fund” has the meaning given in Clause 4.1;

1.10        “Capability and Innovation Fund Agreement” has the meaning given in Clause 4.4;

1.11        “Capability and Innovation Fund Eligible Body” means a Pool A Body, a Pool B Body, a Pool C Body or a Pool D Body;

1.12        “Capability and Innovation Fund Termination Date” has the meaning given in Clause 4.14;

1.13        “Change” has the meaning given in Clause 5.10;

1.14        “Charity” means any entity established only for purposes regarded as charitable under the laws of England and Wales and/or Scotland;

1.15        “CIF Fallback Date” means the date falling 30 Business Days after the Incentivised Switching Termination Date;

1.16        “CIN” means a unique Customer Identification Number held by RBS in respect of each Incentivised Switching Eligible Customer or customer in the Wider Pool;

1.17        “Collections and Recoveries” means those accounts that have been overdrawn beyond agreed limits or in arrears on repayments for more than 2 months, or have otherwise been placed in “Collections and Recoveries” or any equivalent replacement categorisation by RBS;

1.18        “Contribution Date” means the date on which the funds are provided to the Independent Body, to be held on trust, in accordance with Clauses 4.1 and 5.1;

1.19        “Data Protection Legislation” means the following legislation to the extent applicable from time to time: (a) national laws implementing the Data Protection Directive (95/46/EC) and the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679); and (c) any other similar national privacy law (whether or not such national privacy law is implementing European Union law);

1.20        “Dormant Accounts” means those accounts where there has been no activity for 5 years or more;

1.21        “Extended Incentivised Switching Date” has the meaning given in Clause 5.13;

1.22        “Framework and State Aid Deed” means a deed to be entered into between HMT, the Independent Body and RBS in respect of these commitments;

1.23        “Group” means RBS, its subsidiaries and subsidiary undertakings, any holding company of RBS and all other subsidiaries and subsidiary undertakings of any such holding company from time to time;

1.24        “Incentivised Switching” means the proposal under which Incentivised Switching Eligible Bodies would be provided with funds, on the terms set out in an Incentivised Switching Agreement, to be used to encourage Incentivised Switching Eligible Customers and, if applicable, customers in the Wider Pool, to switch their Business Current Account (and borrowing) from RBS to an Incentivised Switching Eligible Body;

1.25        “Incentivised Switching Agreement” has the meaning given in Clause 5.4;

1.26        “Incentivised Switching Commencement Date” means the date on which RBS first communicates the details of any Summary or Summaries to any Incentivised Switching Eligible Customer;

1.27     “Incentivised Switching Eligible Body” means a deposit-taking entity with Business Current Account capabilities: (i) which has, or has publicly stated its intention to launch, a Business Current Account offering; (ii) which meets the criteria set out in items (ii) to (vi) (inclusive) of the definition of a Pool A Body; and (iii) which participates in the current account switch service (CASS);

1.28        “Incentivised Switching Eligible Customer” means a customer of the division of RBS known as Williams and Glyn which is an SME;

1.29        “Incentivised Switching Excess” has the meaning given in Clause 5.19;

1.30        “Incentivised Switching Termination Date” has the meaning given in Clause 5.18;

1.31        “In-Flight Customer” means an Incentivised Switching Eligible Customer and/or customer in the Wider Pool which has applied to an Incentivised Switching Eligible Body (which has entered into an Incentivised Switching Agreement) to participate in Incentivised Switching but has not yet become a Switched Customer;

1.32        “Independent Body” has the meaning given in Clause 3.2;

1.33        “Inter-Bank Agency Deed” means a deed to be entered into between RBS or another member of the RBS Group and an Incentivised Switching Eligible Body in respect of Branch Access;

1.34        “Loan Product” means a secured or unsecured sterling denominated commercial loan between RBS and an Incentivised Switching Eligible Customer excluding overdrafts, invoice financing and asset financing arrangements;

1.35        “Loan Threshold” means £50 million;

1.36        “Multiplier” ***;

1.37        “Option 1 Additional Grants” has the meaning given in Clause 4.8;

1.38        “Option 1 Possible Recipients” has the meaning given in Clause 4.8;

1.39        “Option 2 Additional Grants” has the meaning given in Clause 4.10;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

1.40        “Option 2 Possible Recipients” has the meaning given in Clause 4.10;

1.41        “Pool A Body” means a deposit-taking entity: (i) which has a Business Current Account offering; (ii) which is authorised by the United Kingdom Prudential Regulation Authority (or any successor regulatory body) to take deposits; (iii) whose ultimate parent entity is (or, if such deposit-taking entity is not a member of a group or is the ultimate parent entity of the group, which is), at the relevant time, domiciled in the United Kingdom, the European Union, the European Economic Area or Switzerland and is a deposit-taking entity or financial holding company; (iv) which has gross assets in the United Kingdom of less than £350 billion shown in its latest published consolidated accounts (or interim balance sheet); (v) whose income in the United Kingdom relates primarily to the provision of deposit-taking, lending or payments services to individuals and businesses in the United Kingdom; and (vi) which has expressed an intention to expand its business offering to SMEs through the development of new products, expansion into new geographical markets in the United Kingdom or new business segments and/or investing in its customer service levels;

1.42        “Pool B Body” means a deposit-taking body which meets the criteria set out in items (ii) to (vi) (inclusive) of the definition of a Pool A Body and has, or has publicly stated its intention to launch, a Business Current Account offering (and shall include any Pool A Body);

1.43        “Pool C Body” means: (i) a Pool A Body; (ii) a Pool B Body; or (iii) a body (not being a Pool A Body or a Pool B Body): (a) whose ultimate parent entity is (or, if such body is not a member of a group or is the ultimate parent entity of the group, which is), at the relevant time, domiciled in the United Kingdom, the European Union, the European Economic Area or Switzerland; (b) which derives (or, if such body is part of a group, such group derives) the majority of its revenue from the provision of financial services to individuals and businesses; and (c) which offers, or has expressed an intention to expand its business offering to include, lending or payments services to SMEs in the United Kingdom or international payments services to SMEs;

1.44        “Pool D Body” means a body: (i) whose ultimate parent entity is (or, if such body is not a member of a group or is the ultimate parent entity of the group, which is), at the relevant time, domiciled in the United Kingdom, the European Union, the European Economic Area or Switzerland; (ii) which (a) provides or develops financial products or services predominantly to or for SMEs in the United Kingdom or (b) provides products or services to the businesses described in (a); and (iii) which has raised capital of at least £1 million in the three years prior to the date of submission of its Business Case;

1.45        “RBS” means The Royal Bank of Scotland Group plc, a public company incorporated in Scotland with registered number SC045551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB;

1.46        “RBS Group” means RBS and its subsidiaries from time to time;

1.47        “Relevant IS Product” has the meaning given in Clause 5.7;

1.48        “SME” means a small or medium-sized enterprise, being a business (including incorporated legal entities, sole traders, partnerships, not-for-profit organisations and clubs, charities and societies) that, in respect of any given financial year applying to it, has annual revenues (exclusive of value added tax and other turnover-related taxes) not exceeding £25 million;

1.49        “Switched Customer” means an Incentivised Switching Eligible Customer or, if applicable, customer in the Wider Pool, which has switched its Business Current Account from RBS to an Incentivised Switching Eligible Body in accordance with the terms of an Incentivised Switching Agreement”;

1.50        “Switching Shortfall Amount” means the sum of £275 million less the aggregate of all payments made to Incentivised Switching Eligible Bodies under an Incentivised Switching Agreement;

1.51        “Summary” means a one-page document provided by a participating Incentivised Switching Eligible Body to RBS which sets out its SME offering and any incentives that will be available to customers that switch;

1.52        “Trust Deed” means a trust deed to be entered into by RBS and the Independent Body in order to establish trusts in respect of the Capability and Innovation Fund and the Incentivised Switching Fund;

1.53        “Turnover” means annual aggregate credit turnover with accounts held within the division of RBS known as Williams and Glyn or, if Incentivised Switching is extended to customers in the Wider Pool, the perimeter for the Wider Pool (excluding turnover between those accounts of a customer with the same CIN); and

1.54        “Wider Pool” means the group of customers of RBS agreed between RBS and the Independent Body in accordance with the Framework and State Aid Deed.

2.            CONDITIONALITY

2.1          The commitments set out below are conditional on the European Commission approving the amendments to its State aid decision of 09/04/2014 in Case SA.38304 (2014/N), thereby replacing the commitments set out in Annex 1 to the European Commission’s State aid decision of 09/04/2014 in Case SA.38304 (2014/N) with the following package of measures designed to increase competition in the SME banking market in the United Kingdom.

2.2          For the avoidance of doubt, these commitments entirely replace the commitments set out in Annex 1 to the European Commission’s State aid decision of 09/04/2014 in Case SA.38304 (2014/N).

3.            PACKAGE

3.1          RBS will implement a package of measures (the “Alternative Remedies Package”) consisting of the following:

(A)          Capability and Innovation Fund, as set out in Clause 4; and

(B)          Incentivised Switching (including Branch Access), as set out in Clause 5.

3.2          An independent body will be established in order to facilitate and oversee the delivery of the Alternative Remedies Package (the “Independent Body”).

4.            CAPABILITY AND INNOVATION FUND

4.1          RBS will provide funds to be held on trust by the Independent Body to provide funding to Capability and Innovation Fund Eligible Bodies to (i) develop the capability to compete with RBS in the provision of banking services to SMEs; and/or (ii) develop and improve the financial products and services available to SMEs (the “Capability and Innovation Fund”).

4.2          On the Contribution Date, RBS shall, or shall procure that a member of the Group shall, pay £425 million to the Independent Body to be held on trust in respect of the Capability and Innovation Fund.

4.3          The Independent Body shall market the Capability and Innovation Fund to each Capability and Innovation Fund Eligible Body (of which it is aware), inform such Capability and Innovation Fund Eligible Body of the terms and conditions of the Capability and Innovation Fund and provide such Capability and Innovation Fund Eligible Body with a means of applying for funding from the Capability and Innovation Fund. In addition, the Independent Body shall advertise, as it considers appropriate, the availability of grants to Capability and Innovation Fund Bodies.

4.4          If the Independent Body considers that an application from a Capability and Innovation Fund Eligible Body complies with the terms and conditions of the Capability and Innovation Fund and, in its sole discretion, it is appropriate for the Capability and Innovation Fund Eligible Body to be awarded a grant, the Independent Body will enter into an agreement with that Capability and Innovation Fund Eligible Body (a “Capability and Innovation Fund Agreement”) and will distribute funds to the relevant Capability and Innovation Fund Eligible Body in accordance with terms of the Capability and Innovation Fund Agreement as follows:

(A)          the Independent Body may pay or apply funds to Pool A Bodies in the following shares:

(i)         one share of £120 million;

(ii)        one share of £100 million; and

(iii)       one share of £60 million;

(B)          the Independent Body may pay or apply funds to Pool B Bodies in the following shares:

(i)         one share of £50 million; and

(ii)        two shares of £15 million;

(C)          the Independent Body may pay or apply funds to Pool C Bodies in four shares of £10 million; and

(D)         the Independent Body may pay or apply funds to Pool D Bodies in five shares of £5 million.

4.5          The Independent Body shall publish, on an annual basis, a report summarising how funding from the Capability and Innovation Fund has been applied, which shall include details of the amount distributed to each participating Capability and Innovation Fund Eligible Body (and the total amount distributed) in the previous year and a high level summary of the annual report provided by each participating Capability and Innovation Fund Eligible Body to the Independent Body. The last report will be published no later than three months after the expiry of the last Capability and Innovation Fund Agreement in accordance with its terms.

4.6          If, on the CIF Fallback Date, the sum of: (i) any undistributed amounts in respect of the Capability and Innovation Fund; (ii) any amounts under Clause 5.23; (iii) any amounts under Clause 5.24; (iv) any amounts clawed back by the Independent Body from any Incentivised Switching Eligible Body pursuant to the terms of an Incentivised Switching Agreement; and (v) any amounts clawed back by the Independent Body from any Capability and Innovation Fund Eligible Body pursuant to the terms of a Capability and Innovation Fund Agreement (together, the “Additional Amount”) is less than £5 million, the Independent Body shall take no further action other than those in accordance with Clause 4.15 and the Capability and Innovation Fund shall cease automatically in accordance with Clause 4.14.

4.7          If, as at the CIF Fallback Date, the amount of the Additional Amount is £5 million or more and less than £50 million, any Additional Amount shall be allocated to the Capability and Innovation Fund and held on trust for Option 1 Possible Recipients (as defined below) and the provisions of Clauses 4.8 and 4.11 to 4.12 shall apply.

4.8          The Independent Body shall divide the Additional Amount under Clause 4.7 into such number of grants of an equal amount (being not less than £1 million per grant) as the Independent Body considers to be appropriate (the “Option 1 Additional Grants”) for disbursement to Pool A Bodies, Pool B Bodies and/or Pool C Bodies (of which it is aware) (“Option 1 Possible Recipients”). In determining an appropriate number and value of Option 1 Additional Grants, the Independent Body shall:

(A)          consult with some or all of the Option 1 Possible Recipients in order to seek to determine the number of potential reasonable applicants out of the Option 1 Possible Recipients for such Option 1 Additional Grants; and

(B)          seek to ensure that there are fewer Option 1 Additional Grants than there are potential reasonable applicants out of the Option 1 Possible Recipients for such Option 1 Additional Grants.

4.9                              If, as at the CIF Fallback Date, the amount of the Additional Amount is £50 million or more, any Additional Amount shall be allocated to the Capability and Innovation Fund and held on trust for Option 2 Possible Recipients (as defined below) and the provisions of Clauses 4.10 to 4.12 shall apply.

4.10                       The Independent Body shall divide the Additional Amount under Clause 4.9 into such number of grants of any amount (being not less than £1 million per grant) as the Independent Body considers to be appropriate (the “Option 2 Additional Grants”) for disbursement to Pool A Bodies, Pool B Bodies, Pool C Bodies (of which it is aware) and/or (in respect of not more than 20% of the Additional Amount) Pool D Bodies (of which it is aware) (“Option 2 Possible Recipients”). In determining an appropriate number and value(s) of Option 2 Additional Grants, the Independent Body shall:

(A)                              consult with some or all of the Option 2 Possible Recipients in order to seek to determine the number of potential reasonable applicants out of the Option 2 Possible Recipients for such Option 2 Additional Grants; and

(B)                              seek to ensure that there are fewer Option 2 Additional Grants than there are potential reasonable applicants out of the Option 2 Possible Recipients for such Option 2 Additional Grants.

4.11                       In relation to each Option 1 Possible Recipient or Option 2 Possible Recipient, as applicable, the Independent Body shall market the Capability and Innovation Fund, inform them of the terms and conditions of the Capability and Innovation Fund, and provide them with a means of applying for funding from the Capability and Innovation Fund.

4.12                       If the Independent Body considers that an application from an Option 1 Possible Recipient or Option 2 Possible Recipient, as applicable, complies with the terms and conditions of the Capability and Innovation Fund and, in its sole discretion, considers it appropriate for the Option 1 Possible Recipient or Option 2 Possible Recipient to participate in the Capability and Innovation Fund, the Independent Body will enter into a Capability and Innovation Fund Agreement with that recipient for a term of nine months and distribute funds to the recipient in accordance with terms of the Capability and Innovation Fund Agreement.

4.13                       If, four months after the CIF Fallback Date, the remaining amount of the Additional Amount is £5 million or more, the Independent Body will determine (in its sole discretion) how best to distribute such amount amongst Capability and Innovation Fund Eligible Bodies, the timeframe for doing so and the basis on which any such distribution is made with the objective of reducing such amount below £5 million, provided that the Independent Body shall complete this process as soon as reasonably practicable and in no event will any determination by the Independent Body have the effect of extending the winding-up of the Independent Body beyond a specified period after the date of the Framework and State Aid Deed.

4.14                       The rights and obligations of the Independent Body and RBS in respect of the Capability and Innovation Fund (other than the obligations of the Independent Body pursuant to Clause 4.5 and 4.15) shall automatically terminate on:

(A)                              if the Additional Amount is less than £5 million, the Business Day following the CIF Fallback Date;

(B)                              if the Additional Amount is £5 million or more, the date falling four months after the CIF Fallback Date provided that the Additional Amount is less than £5 million by that date; and

(C)                              if on the date falling four months after the CIF Fallback Date the remaining amount of the Additional Amount is £5 million or more, such other date as may be determined under Clause 4.13.

(the “Capability and Innovation Fund Termination Date”).

4.15                       Before its winding-up, the Independent Body shall distribute any amount not otherwise distributed as part of the Capability and Innovation Fund to such Charity or Charities (and, if applicable, in such shares) as the Independent Body may, at its absolute discretion, select in accordance with the Framework and State Aid Deed.

5.            INCENTIVISED SWITCHING

5.1                              RBS will provide funds to be held on trust by the Independent Body in order to establish an Incentivised Switching scheme under which Incentivised Switching Eligible Bodies would be provided with funds to be used to encourage Incentivised Switching Eligible Customers and, if applicable, customers in the Wider Pool, to switch their Business Current Account (and borrowing) from RBS to an Incentivised Switching Eligible Body.

5.2                              On the Contribution Date, RBS shall, or shall procure that a member of the Group shall, pay £275 million to the Independent Body to be held on trust in respect of Incentivised Switching (of which £225 million shall be allocated to payment of dowries in connection with BCA Switching and £50 million shall be allocated to payment of dowries in connection with transferring Loan Products).

5.3                              The Independent Body shall market Incentivised Switching to each Incentivised Switching Eligible Body, inform each Incentivised Switching Eligible Body of the terms and conditions of Incentivised Switching and the definition of Incentivised Switching Eligible Customers, and provide each Incentivised Switching Eligible Body with a means of applying for Incentivised Switching.

5.4                              If the Independent Body considers that an application from an Incentivised Switching Eligible Body complies with the terms and conditions of the Incentivised Switching scheme within the period specified by the Independent Body and it is appropriate for the

Incentivised Switching Eligible Body to participate in the Incentivised Switching scheme, the Independent Body will enter into an agreement with the Incentivised Switching Eligible Body (an “Incentivised Switching Agreement”) and distribute funds to such Incentivised Switching Eligible Bodies in accordance with the terms of that agreement.

5.5                              Subject to Clause 5.6, as soon as reasonably practicable following the date on which the Independent Body has entered into an agreement with one or more Incentivised Switching Eligible Bodies, RBS shall, at its own cost, communicate Incentivised Switching to each Incentivised Switching Eligible Customer (other than those customers whose accounts are Dormant Accounts and/or in Collections and Recoveries). The Independent Body shall review and approve such materials in advance.

5.6                              Upon finalisation of the communication materials (which may include any Summary or Summaries) RBS shall communicate such materials to Incentivised Switching Eligible Customers as soon as reasonably practicable, provided that RBS shall not be required to communicate any such materials that contain any Summary to any Incentivised Switching Eligible Customers on a date falling before the latest of:

(A)                             8 January 2018;

(B)                             the date falling six weeks after the date on which such materials are finalised; and

(C)                             such other date as the Independent Body and RBS may agree.

5.7                              RBS agrees to waive or reimburse certain fees which would otherwise have been due as a direct or indirect result of Switched Customers electing to participate in Incentivised Switching, in respect of each Switched Customer and each relevant financial product or products which have in fact transferred to the relevant Incentivised Switching Eligible Body (a “Relevant IS Product”), up to a maximum aggregate amount of £75 million; and release any claim over or security interest in any property relating to the Relevant IS Product (or, if RBS will retain an existing secured credit exposure to the relevant customer, then RBS shall not be obliged to release such security and will enter into a Deed of Priority, whereby RBS will rank first in the order of priority, with the relevant Incentivised Switching Eligible Body).

5.8                              Until the Incentivised Switching Termination Date, RBS will agree to non-solicit arrangements which will prohibit RBS and members of its Group from (i) taking certain actions which may have an adverse effect on the Incentivised Switching Scheme; and (ii) soliciting, inducing or otherwise encouraging Incentivised Switching Eligible Customers or Switched Customers (or customers within the extended perimeter, where relevant) to remain a customer of the Group or transfer Relevant Product(s) from an Incentivised Switching Eligible Body to any member of the Group within certain prescribed time periods and parameters to be set out in the Framework and State Aid Deed.

5.9                              On a monthly basis, RBS shall provide the Independent Body with details of the communication which has taken place in respect of Incentivised Switching and the number of interested customers.

5.10                       Upon request by RBS, the Independent Body may, at its sole discretion having discussed the request with RBS in good faith, restructure the formula for making payments under Incentivised Switching Agreements or make changes in respect of the communication of Incentivised Switching and amend the Incentivised Switching Agreements to reflect such change(s) (a “Change”), provided that RBS shall request no more than one Change in any calendar month and provided that, in the case of a Change to the communication of Incentivised Switching, the Independent Body shall not refuse to make such Change where RBS provides evidence that the Change is necessary in order to comply with Data Protection Legislation or any requirement of the Information Commissioner’s Office.

5.11                       If, on the date falling *** after the Incentivised Switching Commencement Date:

***

the Independent Body shall, subject to Clause 5.16, extend Incentivised Switching to the Wider Pool in accordance with provisions to be set out in the Framework and State Aid Deed.

5.12        ***

5.13                       If, on the date falling *** after the Incentivised Switching Commencement Date, fewer than *** Incentivised Switching Eligible Customers have become Switched Customers or In-Flight Customers in aggregate, the Independent Body shall, subject to Clause 5.16, extend the period for which Incentivised Switching is available to end on a date falling up to *** after the Incentivised Switching Commencement Date (the date on which the Independent Body determines that Incentivised Switching shall end being the “Extended Incentivised Switching Date”) in accordance with provisions to be set out in the Framework and State Aid Deed.

5.14        ***

5.15                       If the Independent Body extends Incentivised Switching in accordance with any of Clauses 5.11 to 5.14, it shall invite each Incentivised Switching Eligible Body which has entered into an Incentivised Switching Agreement to apply for participation in such extension and, if appropriate and if the Independent Body considers that an application complies with the terms and conditions in the Independent Body’s sole discretion, it may amend the terms of the relevant Incentivised Switching Agreement in accordance with the terms thereof and the provisions to be set out in the Framework and State Aid Deed.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.16                       In relation to any potential extension of Incentivised Switching in accordance with any of Clauses 5.11 to 5.14, the Independent Body will assess the impact such extension may have on the success of Incentivised Switching as a whole (including the anticipated number of additional Switched Customers), and if the Independent Body considers (at its sole discretion) that the impact of extending Incentivised Switching for applicants which successfully apply for participation in such extension pursuant to Clause 5.15 would result in *** the Independent Body shall not extend Incentivised Switching in accordance with Clause 5.11 to 5.14.

5.17                       If, at any time following the date falling *** after the Incentivised Switching Commencement Date, there are *** Switched Customers:

(A)                               RBS shall make no further communications to Incentivised Switching Eligible Customers or customers in the Wider Pool regarding Incentivised Switching;

(B)                               the Independent Body shall notify each Incentivised Switching Eligible Body which has entered into an Incentivised Switching Agreement that, save in respect of In-Flight Customers which become Switched Customers (subject to Clause 5.17(D), the BCA Threshold and Loan Threshold) no further dowries shall be paid to that Incentivised Switching Eligible Body from the Incentivised Switching Fund;

(C)                               the Independent Body shall make no further disbursements from the Incentivised Switching Fund (other than dowries in respect of In-Flight Customers which become Switched Customers, subject to the BCA Threshold and Loan Threshold); and

(D)                              Incentivised Switching shall terminate on the date falling one month after the notification in accordance with Clause 5.17(B) is delivered to the Incentivised Switching Eligible Bodies which have entered into an Incentivised Switching Agreement (the “BCA Switch Target Date”).

5.18     The rights and obligations of the Independent Body and RBS in respect of Incentivised Switching shall automatically terminate on the earlier of:

(A)          the date on which £225 million in aggregate has been distributed to Incentivised Switching Eligible Bodies in connection with BCA Switching (excluding any amounts distributed in respect of Loan Products that have been transferred); and

(B)                               the later of:

(i)                                     the date falling 18 months after the Incentivised Switching Commencement Date; and

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ii)                                  if the Independent Body decides to extend the period for which Incentivised Switching is available, the earlier of (a) the Extended Incentivised Switching Date, and (b) the BCA Switch Target Date.

(the “Incentivised Switching Termination Date”)

5.19                       If, on the Incentivised Switching Termination Date, there is a Switching Shortfall Amount:

(A)                               the Independent Body shall promptly notify RBS of the amount of the Switching Shortfall Amount;

(B)                               the Independent Body shall, within five Business Days, notify RBS of the determination it has made pursuant to Clause 5.20 or Clause 5.21;

(C)                             ***

(D)                              the Switching Shortfall Amount and any amounts payable under Clause 5.19(C) shall be applied by the Independent Body in accordance with Clauses 5.22 to 5.25 (together, the “Incentivised Switching Excess”).

5.20                       If, on the Incentivised Switching Termination Date:

(A)                             the Independent Body has extended the perimeter for Incentivised Switching to include customers in the Wider Pool;

(B)                             there are fewer than *** Switched Customers; and

(C)                             ***

***

5.21                       If the Independent Body considers that the Switching Shortfall Amount arose as a result of factors beyond the reasonable control of RBS and/or any member of the Group, the Independent Body may, upon written notice to RBS, reduce the amount to be paid by RBS pursuant to Clause 5.19(C) in accordance with the provisions to be set out in the Framework and State Aid Deed, provided that in such circumstances the Independent Body shall publish on its website a report justifying such reduction.

5.22        ***

5.23        If the Incentivised Switching Excess is less than ***, the Independent Body shall deal with such amount in accordance with Clauses 4.6 to 4.12.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.24        The Independent Body shall deal with any amount not applied as grants under Clause 5.22 in accordance with Clauses 4.6 to 4.12.

5.25        If the Independent Body claws back any amount in accordance with the terms of any agreement entered into pursuant to Clause 5.22, it shall deal with such clawed back amount in accordance with terms to be set out in the Framework and State Aid Deed.

5.26        Under the Branch Access scheme, RBS or another member of the Group will, subject to certain terms and conditions, offer to provide cash and cheque handling services in certain of its RBS and NatWest-branded branches in England, Scotland and Wales to Switched Customers.

5.27        RBS (or another member of its Group) shall, upon the request of the Independent Body, enter into an Inter-Bank Agency Deed with any Incentivised Switching Eligible Body who has entered into an Incentivised Switching Agreement with the Independent Body, and provide Branch Access to the Switched Customers of that Incentivised Switching Eligible Body on reasonable and non-discriminatory commercial terms and conditions and in accordance with the terms of that Inter-Bank Agency Deed.

6.            ACQUISITION BAN

6.1          Until ***, RBS will not acquire any businesses that have:

(A)                             More than *** customers in the United Kingdom; or

(B)                             More than *** in the United Kingdom,

without the permission of HMT, such permission only to be granted: ***

7.            ENFORCEMENT AND REPORTING

7.1          HM Treasury will ensure that RBS complies with its obligations in respect of these commitments. Subject to Clause 6.1, RBS will be released from such obligations on the Incentivised Switching Termination Date.

7.2          HM Treasury will submit half-yearly reports to the European Commission on the measures taken to comply with these commitments.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.